Press Release #201614	FOR IMMEDIATE RELEASE	June 28, 2016

Enertopia Revolutionizing Lithium Industry with Technology

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has engaged with a leading North American brine water recovery company from the United States taking part in revolutionizing Lithium processing technology that could change the current footprint in this industry.

Enertopia has contracted with a leading North American company in the field of mobile brine recovery to evaluate the feasibility of recovery of lithium from brine with mobile recovery technology. The first phase of our analysis has just been successfully completed. This involved an evaluation of brine data submitted by Enertopia, and other brine data sourced by the contractor, on the cost effectiveness of using its mobile brine recovery systems (the modular size of a semitrailer) for the recovery of Lithium from various brine solutions.

The goals of this first phase analysis were 1) to find if the Lithium could be processed from various brine sources and converted into high purity 99.5% Li2CO3 and 2) what the probable cost per tonne would be based on various brine concentrations.

Data from four historic samples were submitted, including a data sample taken from producing brines at Clayton Valley, Nevada. The other three samples were taken from historic well data from oil well brine formation water from the continental USA.

The purpose of these samples was to determine how the proposed technology and recovery would be impacted by differing chemical compositions and values of Lithium in the brines. The four samples had Lithium values of 40, 97, 190 and 423 parts per million (ppm). The focus was to find out what Lithium concentration in the brine would be needed for economic recovery

The first phase analysis showed that lithium in the brine at a concentration level of 100 (ppm) could be feasibly recovered into 99.5% LiPO4 with a recovery rate of 95% of the Lithium contained in the brine. Cost for that recovery was estimated at $3,500 per ton of LiPO4.

The cost to recover lithium as Li2CO3 at a grade of 99.5% was estimated to be $5,500 per ton based on a Lithium concentration of 100 ppm in the brine. It should be noted that this cost estimate incorporates both total capital required for processing and operating costs.

Using higher Lithium concentrations in brine (>400 ppm) the cash cost to process Lithium battery grade Li2CO3 potentially drops below $1,800 per tonne based on the results from this first phase analysis. No credits for potassium or boron recovery were used in making cost estimates.

Next Steps:

Our second phase analysis will consist of bench tests on 5 gallon brine samples collected from field sources or synthetic samples if field samples are unavailable These tests will be used to verify the first phase results and to look at ways to further drive down the cost of Lithium production.

Upon a successful second phase testing, the third phase would involve a construction and testing of a pilot plant with a run rate of 50 gallons per minute (gpm).

If proven economically viable, the use of the proposed mobile technology could offer a fast track to production that could be executed in months rather than years typical with most mining projects - and at a far smaller capex. More importantly for the environment, the foot print for the pilot plant would only take up the space of four semitrailers and not the thousands of acres that are commonly used in the enriching process for Lithium brine deposits around the world.

“Enertopia is excited with the success of the first phase analysis and how these numbers compare with the current processing costs from current and near term Lithium producers as stated in the Macquarie Lithium Research Report dated May 31, 2016. Enertopia looks forward to the second phase analysis and our ongoing exploration work at our three Nevada Lithium brine projects and continuing due diligence in the mineral sector. Modern technology is revolutionizing ways and providing a better way to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister The identity of the water treatment company cannot be released at this time in order to maintain customer confidentiality and for proprietary and strategic reasons.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the mobile brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release